EXHIBIT 5.1

April 4, 2000

Micromuse Inc.
139 Townsend Street
San Francisco, California  94107

Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-3 filed by Micromuse Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on January 28, 2000, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 78,935 (157,870 post-split) shares of The Company's Common Stock of certain stockholders of the Company, and the Post-Effective Amendment thereto filed on April 3, 2000 as amended, (the "Registration Statement"), in connection with the registration under the Act of up to an additional 34,052 (post-split) shares of the Company's Common Stock of certain stockholders of the Company collectively, with the shares registered on January 28, 2000, (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

            It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and accordance with the resolution adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.

            We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                                    Very truly yours,

                                    /s/ Gunderson Dettmer Stough
                                    Villeneuve Franklin & Hachigian, LLP

                                    GUNDERSON DETTMER STOUGH
                                    VILLENEUVE FRANKLIN & HACHIGIAN, LLP